Exhibit (h)(9)

SERVICES AGREEMENT

FOR CLASS M SHARES OF PIMCO VARIABLE INSURANCE TRUST

This Agreement is made as of             , 20    , by and among PIMCO Investments LLC (“Distributor”) and [                    ] (the “Company”), a              life insurance company.

RECITALS

WHEREAS, PIMCO Variable Insurance Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (“shares”) in separate series (“Portfolios”), with each Portfolio representing interests in a separate portfolio of securities and other assets;

WHEREAS, Distributor serves as the distributor of the Trust’s shares;

WHEREAS, the Trust issues shares of the Portfolios in separate classes of shares, one of which is designated the Class M shares;

WHEREAS, certain beneficial owners of the Trust’s shares (“investors”) may require administrative, recordkeeping, and other services, and the provision of such services to investors requiring these services may benefit such investors and facilitate their ability to invest in the Portfolios;

WHEREAS, the Trust has adopted a Distribution and Servicing Plan (the “Plan”) pursuant to which Distributor, on behalf of the Trust and each Portfolio, may enter into agreements with insurance companies, registered investment advisers, registered broker-dealers, banks, trust companies, plan sponsors, recordkeepers and other persons or entities that agree to provide certain administrative, recordkeeping, and/or investor services to their clients, members or customers who purchase Class M shares of a Portfolio, directly or indirectly; and

WHEREAS, Distributor, on behalf of the Trust and each Portfolio, desires that the Company provide, or arrange for the provision of, certain administrative, recordkeeping, and/or investor services with respect to Class M shares of the Portfolios in accordance with the terms and conditions of this Agreement set forth below.

W I T N E S S E T H:

Distributor and the Company agree as follows:

1. Appointment. Distributor, on behalf of the Trust and each Portfolio, hereby authorizes the Company to provide certain administrative, recordkeeping and/or investor services to investors in the Class M shares of each Portfolio that are the clients, members, or customers of the Company. The appointment of the Company hereunder is non-exclusive, and the Company recognizes and agrees that, from time to time, Distributor and/or the Trust (or their agents or affiliates) may enter into other agreements with the Company or other financial intermediaries with respect to the provision of administrative, recordkeeping, investor and/or other services.

2. Services to be Performed. For the duration of this Agreement, the Company agrees to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Portfolios, including any supplements or amendments thereto and any summary prospectus(es), as from time to time in effect (collectively, the “Prospectus”), to provide in respect of investors investing in Class M shares of the Portfolios certain administrative, recordkeeping and/or investor services which may include but are not necessarily limited to: teleservicing support in connection with Portfolios; delivery of current Prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors’ votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the Trust or Pacific Investment Management Company LLC (the administrator of the Portfolios) as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting investors’ interests in one or more Portfolios; provision and administration of insurance features for the benefit of investors in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; receiving, aggregating and forwarding purchase and redemption orders; acting as the nominee for investors; maintaining account records and providing investors with account statements; processing dividend payments; issuing investor reports and transaction confirmations; providing subaccounting services; general account administration activities; and providing such similar services as the Trust may reasonably request to the extent the Company is permitted to do so under applicable statutes, rules or regulation.

3. Orders and Settlement. Orders submitted by the Company on behalf of investors shall be accepted or rejected by the Trust (or its agent) in the manner disclosed in the Prospectus, or as otherwise agreed to by the parties. Without limitation of the foregoing, the parties agree that the Company’s handling of orders and the settlement of the same are subject to the terms and conditions of the participation agreement dated [                    ] by and among the Trust, the Company and others.

4. Compliance with Laws. The Company agrees that:

(a) in performing its duties under this Agreement, the Company will abide by all applicable laws, rules and regulations, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974; and

(b) the arrangements provided for in this Agreement, including the compensation arrangements provided for in this agreement, will be timely disclosed, to the extent necessary or appropriate, by the Company to investors.

5. Sales Materials. No person is authorized to make any representations concerning shares of the Portfolios except those contained in the then current Prospectus and printed information issued by the Trust or Distributor as explanatory materials and/or information supplemental to each Prospectus. Distributor shall supply or cause to be supplied Prospectuses, reasonable quantities of supplemental sales literature, explanatory materials and additional information as issued. The Company agrees not to use other advertising or sales material relating to the Portfolios unless approved in writing by Distributor in advance of such use. The Company shall not circulate or furnish to any investor any Prospectuses that have been withdrawn or supplemented, except in the latter case with the appropriate supplements. The Company agrees to indemnify the Portfolios, the Trust and Distributor for any loss, injury, damage, expense or liability arising from or based upon any alleged or untrue statement or representations made by the Company other than statements contained in the Prospectus or sales literature authorized by the Trust or Distributor. This section shall survive termination of this Agreement.

6. Compensation. In consideration of the Company’s provision of the services as described in this Agreement, Distributor agrees, subject to the limitations of applicable law and regulations, including rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), to pay the Company fees (“Service Fees”) at an annual rate of 0.20% (or such other amount as described in the Prospectus for Class M shares of a Portfolio) of the average of the aggregate net asset value of outstanding Class M shares serviced by the Company, measured on each calendar day during each month. The Company may, in turn, pay any or all of these fees to service providers with whom it has entered into service agreements, with no recourse to or liability on the part of Distributor, the Trust or any Portfolio. The applicable portion of the Service Fees will be paid by the Distributor within twenty (20) days following the end of each calendar month. The parties acknowledge and agree that the Service Fees shall be paid with respect to a Portfolio only so long as this Agreement and the Plan are in effect with respect to such Portfolio.

The fee rate with respect to any Portfolio may be prospectively increased or decreased by Distributor, in its sole discretion, at any time upon notice to the Company.

In addition, the Company will furnish to Distributor, the Trust and/or their designees such information as Distributor, the Trust and/or their designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolios as described herein), and will otherwise cooperate with the Trust, Distributor and the designees of either (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust’s Board of Trustees concerning this Agreement and the monies paid or payable by Distributor pursuant hereto, as well as any other reports or filings that may be required by law.

7. Representations. The Company represents and warrants that:

(a) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(b) the performance of the duties and obligations and provision of services by the Company as described in this Agreement and the receipt of Service Fees as provided in this Agreement will not violate the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, or federal or state securities laws; and

(c) entering into this Agreement and performing its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding it has with any other person, corporation, or other entity.

8. Term and Termination.

(a) This Agreement is entered into by Distributor in accordance with the terms of the Plan. Accordingly, unless sooner terminated by either party upon thirty (30) days’ written notice to the other party or otherwise in accordance with this Section 8, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (“Plan Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and such related agreements.

(b) This Agreement may be terminated, with respect to a Portfolio, at any time without the payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of a Portfolio’s Class M shares, on thirty (30) days’ written notice. Notice of termination (or non-renewal) of the Plan by the Plan Trustees to Distributor shall constitute a notice of termination of this Agreement and Distributor shall notify Company of such action.

(c) This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act, or upon the Company violating any anti-bribery and corruption laws or engaging in any other unlawful conduct referenced in Section 11.

9. Governing Law; FINRA Arbitration. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules. If a dispute arises between parties hereto that are members of FINRA, and such parties are unable to resolve the dispute between themselves, it shall be settled by arbitration to the extent required by and in accordance with the then existing FINRA Code of Arbitration Procedure.

10. Exculpation; Indemnification.

(a) Distributor shall not be liable to the Company and the Company shall not be liable to Distributor except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by Distributor or by the Company of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by FINRA.

(b) The Company will indemnify Distributor and the Trust and hold each harmless from any claims or assertions relating to the lawfulness of the Company’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of the Company and performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, each of Distributor and the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all reasonable costs of such defense shall be borne by the Company. This paragraph shall survive termination of this Agreement.

11. Anti-Money Laundering; Sanctions; Anti-Corruption.

(a) The Company represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where the Company conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”). The Company further represents and warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program.

(b) The Company represents and warrants that it has policies, procedures and internal controls in place which are reasonably designed so that neither it, nor any of its subsidiaries, nor any officer, director, or employee of it or its subsidiaries is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, the Company will continue to undertake appropriate due diligence to ensure that neither the Company nor any Person is subject to Sanctions. The Company further represents that the foregoing policy prohibits the Company and its officers, directors, employees and other representatives from soliciting or focusing its marketing effort directly or indirectly to any Person who is subject to Sanctions. The Company acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions. The Company will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions.

(c) The Company represents, warrants, and covenants that (i) its officers, directors, employees, agents and other representatives (together with the Company, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. The Company shall promptly notify Distributor if a Relevant Person becomes aware of any breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

12. Privacy. Company represents and warrants that it shall comply with any applicable privacy provisions of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to (as applicable) the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. Company shall implement and maintain appropriate security measures for personal information in accordance with applicable laws, rules and regulations. Company agrees that any “Non-Public Personal Information,” as the term is defined in Regulation S-P, that may be disclosed hereunder is disclosed for the specific purpose of permitting the Company to perform the services set forth in this Agreement. Company acknowledges that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other person, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over Company.

13. Business Continuity. The Company shall establish, implement and maintain an adequate business continuity policy aimed at ensuring, in the case of an interruption to its systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of its services and activities. The Company shall maintain a log of all business continuity events. In the event that a material business continuity event occurs, the Company shall advise the Distributor promptly of such event and the steps proposed in order to minimize any interruption to its services hereunder.

14. Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party’s address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other. A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) days after the date of certified mailing, and one (1) day after delivery by overnight courier service.

15. Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

16. Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only in writing with the consent of both parties. In this regard, this Agreement may be amended by Distributor (but not by the Company) at any time by mailing a copy of a written amendment to the Company at the address shown below. In the absence of written objection to such amendment, continued performance by the Company under this Agreement shall constitute the Company’s consent to such written amendment.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC

By: Name: Title:	Address for Notices: PIMCO Investments LLC Attn: Chief Legal Officer 1633 Broadway, 45th Floor New York, NY 10019
[Insurance Company Name] By: Name: Title:	Address for Notices: